EX-3.I.C 2 d493778dex3ic.htm EX-3(I)(C)
Exhibit 3(i)(c)

Certificate of Amendment
of the
Certificate of Incorporation
of

Pruco Life Insurance Company of New Jersey

1. The name of the Corporation is Pruco Life Insurance Company of New Jersey.

2. Article 2 of the Certificate of Incorporation is hereby amended to read as follows:

“The principal office of the corporation in the State of New Jersey is to be located at 213 Washington Street, City of Newark, Essex County, New Jersey and the name of the corporation’s agent at that office upon whom process against the corporation may be served is Sun-Jin Moon.”

3. The date of the adoption of this amendment by the shareholder of the corporation was September 6, 2012.

4. All shares entitled to vote voted for the amendment.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the corporation and attested by an Assistant Secretary under the seal of the corporation.

Dated: September 11, 2012

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

By	/s/ Robert F. O’Donnell
Robert F. O’Donnell
President

[CORPORATE SEAL]

Attest:

/s/ Maureen W. Meade
Maureen W. Meade
Assistant Secretary

State of Connecticut
ss:) Shelton
County of Fairfield

BE IT REMEMBERED, that on 11th day of September, 2012 before me, the subscriber, a Notary Public of Connecticut, personally appeared Maureen W. Meade, who being by me duly sworn upon oath according to law, deposes and says that deponent is the Assistant Secretary of Pruco Life Insurance Company of New Jersey, the corporation named in the foregoing instrument; that deponent well knows the corporate seal of said corporation; that the seal affixed to said instrument is the corporate seal of said corporation; that the said seal was so affixed and that said instrument was signed and delivered by Robert F. O’Donnell, who was at the date thereof the President of said corporation, in the presence of this deponent, and said President at the same time acknowledged that he signed, sealed and delivered the same as his voluntary act and deed, and as the voluntary act and deed of said corporation, by virtue of authority from its Board of Directors, and that deponent, at the same time, subscribed her name to said instrument as an attesting witness to the execution thereof.

Sworn to and subscribe before me,

At Shelton, Connecticut the date aforesaid

/s/    Anna Lanzante
Notary Public
ANNA LANZANTE

NOTARY PUBLIC
State of Connecticut
My Commission Expires
September 30, 2013

I, Kenneth E. Kobylowski, Acting Commissioner of Banking and Insurance of the State of New Jersey, do hereby certify that the foregoing Certificate of Amendment of the Certificate of Incorporation of Pruco Life Insurance Company of New Jersey has been submitted to and examined by me, and I found it to be in accordance with Title 17B of the New Jersey Revised Statutes and not inconsistent with the Constitution or Laws of this State.

Dated: October 1, 2012	/s/ Kenneth E. Kobylowski Kenneth E. Kobylowski